Exhibit 4.1

AMENDMENT NO. 1

TO

STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement, effective as of April 26, 2023 (this “Amendment”), amends that certain Stockholder Rights Agreement, dated October 13, 2022, by and between Biofrontera Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), (the “Rights Agreement”). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, pursuant to that certain Settlement Agreement, by and among the Company, Hermann Lübbert, John J. Borer, Loretta M. Wedge, Beth J. Hoffman, Kevin D. Weber and Biofrontera AG (collectively with its Affiliates and Associates, the “Investor Group”), dated as of April 11, 2023 (the “Settlement Agreement”), the Company desires to amend the Rights Agreement to provide that the Investor Group may acquire and Beneficially Own up to the specified percentage set forth herein of additional shares of Common Stock of the Company without becoming an Acquiring Person, consistent with the terms of the Settlement Agreement (the “Exemption”);

WHEREAS, as a condition to the willingness of the Company to agree to provide the Exemption to the Investor Group, the Investor Group has agreed to take certain actions and forebear from taking certain other actions, as set forth in the Settlement Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement and under the circumstances specified therein, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement be amended as set forth in this Amendment; and

WHEREAS, the Board of Directors of the Company has determined that this Amendment and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Common Stock.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Sections 1(a) and 1(b) of the Rights Agreement are hereby deleted in their entirety and the following is inserted in lieu thereof:

“(a)          ”Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person and any other Person with whom such Person is Acting in Concert, shall become the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the shares of Common Stock of the Company then outstanding after the time of the first public announcement of the declaration of the Rights dividend, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include Biofrontera AG and each of its Affiliates and Associates and any other Person with whom Biofrontera AG is Acting in Concert, unless either (a) Biofrontera AG becomes the Beneficial Owner of more than 29.96% of the shares of Common Stock of the Company then outstanding (the “Biofrontera AG Percentage”), excluding (solely for the purpose of determining the Biofrontera AG Percentage) the 1,177,676 shares of Common Stock owned by Deutsche Balaton AG and other Reporting Persons as reported on the Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 14, 2022 and any shares of Common Stock purchased by Deutsche Balaton AG and such other Reporting Persons after April 26, 2023, (b) Biofrontera AG shall otherwise fail to comply with the terms of the Settlement Agreement and shall fail to remedy any such breach within thirty (30) days after written notice thereof or (c) any of the Affiliates and Associates of Biofrontera AG or any other Person with whom Biofrontera AG is Acting in Concert increases its Beneficial Ownership to an amount greater than the Permissible Amount (as defined below). Notwithstanding the foregoing, no Person who Beneficially Owns, as of the time of the first public announcement of the declaration of the Rights dividend, 20% or more of the shares of Common Stock of the Company then outstanding shall become an Acquiring Person unless such Person shall, after the time of the public announcement of the declaration of the Rights dividend, increase its Beneficial Ownership of the then-outstanding Common Stock (other than as a result of an acquisition of shares of Common Stock by the Company) to an amount equal to or greater than the greater of (x) 20% (or in the case of Biofrontera AG, the Biofrontera AG Percentage) or (y) the sum of (i) the lowest Beneficial Ownership of such Person as a percentage of the outstanding shares of Common Stock as of any time from and after the time of the public announcement of the declaration of the Rights dividend plus (ii) 0.001% (such amount, the “Permissible Amount”). For the avoidance of doubt, for purposes of this Agreement any exercise, conversion, settlement, unwinding or other disposition of a derivative security, instrument or transaction referred to in Section 1(e)(iv) shall be deemed to be the disposition of the associated Derivative Common Shares that reduces the Beneficial Ownership of the Person that acquired the derivative security or instrument or that entered into the derivative transaction, and any acquisition of shares of Common Stock of the Company in connection with any such exercise, conversion, settlement, unwinding or other disposition shall be deemed to be the subsequent acquisition of Beneficial Ownership of additional shares of Common Stock of the Company. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition or cancellation by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 20% (or in the case of Biofrontera AG, the Biofrontera AG Percentage) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% (or in the case of Biofrontera AG, the Biofrontera AG Percentage) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person”. Notwithstanding anything to the contrary provided in this Agreement, (x) a Person shall not be deemed to be or to have ever become an “Acquiring Person” for any purposes of this Agreement if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person” has become such without intending to become an “Acquiring Person”, and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company (or, for the avoidance of doubt, with respect to any Derivative Common Shares, terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities) so that such Person would no longer be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this Section 1(a), and (y) if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors of the Company shall otherwise determine, such Person shall not be deemed to be or to have ever become an “Acquiring Person” for any purposes of this Agreement.

(b)         A Person shall be deemed to be “Acting in Concert” with another Person if such Person knowingly acts pursuant to any agreement, arrangement or understanding (whether or not in writing) at any time after the first public announcement of the adoption of this Agreement, in concert or in parallel with such other Person or towards a common goal with such other Person, relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect. No Person shall be deemed to be Acting in Concert with another Person solely as a result of (a) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made to more than ten (10) holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act, or (b) soliciting or being solicited for tenders of, or tendering or receiving tenders of, securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.”

2. Section 7(a) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, accompanied by a Signature Guarantee and such other documentation as the Rights Agent may reasonably request together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be), as to which such surrendered Rights are then exercised, at or prior to the earliest of (i) the Close of Business on June 30, 2026 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”), or (iv) the Close of Business on the first day after the Company’s 2025 annual meeting of stockholders (including any adjournments or postponements thereof) if Stockholder Approval has not been obtained on or prior to such date (the “Early Expiration Date”) (the earliest of (i), (ii), (iii), or (iv) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

3. This Amendment shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed references to the Rights Agreement as amended hereby.

4. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State. The courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) shall have exclusive jurisdiction over any litigation arising out of or relating to this Amendment and the transactions contemplated hereby, and any Person commencing or otherwise involved in any such litigation shall waive any objection to the laying of venue of such litigation in the Delaware Courts and shall not plead or claim in any of the Delaware Courts that such litigation brought therein has been brought in an inconvenient forum. Notwithstanding the foregoing, the Company and the Rights Agent may mutually agree to a jurisdiction other than Delaware for any litigation directly between the Company and the Rights Agent arising out of or relating to this Amendment.

6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

7. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer of the Company to the Rights Agent by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment effective as of the date first above written.

BIOFRONTERA INC.

By:	/s/ Erica Monaco
Name:	Erica Monaco
Title:	Chief Executive Officer

Computershare Trust Company, N.A., as Rights Agent

By:	/s/ Shirley Nessralla
Name:	Shirley Nessralla
Title:	Vice President, Manager